Exhibit 99

PRESS RELEASE FOR IMMEDIATE RELEASE		July 19, 2007
BUTLER NATIONAL CORPORATION REPORTS FOURTH QUARTER AND FISCAL YEAR END FINANCIAL RESULTS AND CONFERENCE CALL Our Sixth Consecutive Profitable Year - Our Second Best Earnings

[OLATHE, KANSAS], July 19, 2007 - Butler National Corporation (OTC Bulletin Board: BUKS) filed its Annual Report for the year ending April 30, 2007, on Form 10-K pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934. The Company has scheduled a conference call Friday, July 20, 2007 at 9:00 AM Central Daylight Time.

What: Butler National Corporation Fourth Quarter and Fiscal Year End Results Conference Call

When: Friday, July 20, 2007 - 9:00 AM Central Daylight Time

How: Live via phone by dialing 800-624-7038. Code: Butler National Corporation. Participants to the conference call should call in at least 5 minutes prior to the start time.

Clark Stewart, President & CEO, Butler National Corporation, will be leading the call and discussing results of the fourth quarter and year end financial results, the status of existing and new business, and an outlook on fiscal 2008.

Historical selected financial data related to all operations:
	Year Ended April 30		Quarter Ended April 30
	(In thousands except per share data)		(In thousands except per share data)
	2007	2006	2005	2007	2006	2005
Net Sales	$ 14,681	$ 15,307	$ 23,390	$ 3,906	$ 3,072	$ 5,276
Operating Income	1,251	937	2,794	627	187	858
Net Income	606	366	2,446	415	15	774
Per Share Net Income	.01	.01	.06	.01	.00	.02
Total Assets	20,445	18,138	17,279	20,445	18,138	17,279
Long-term Obligations	2,521	1,844	2,089	2,521	1,844	2,089
Stockholders' Equity	10,648	9,829	9,319	10,648	9,829	9,319
Weighted Average Shares - Diluted	53,180	52,694	40,361	53,180	52,694	40,361
New Product Research and Development Cost	1,946	1,558	1,354	439	416	439

Management Comments:

"Fiscal 2007 was our second best year ever for profits after tax, $606,000, and our third best year ever for sales, $14,681,000. Sales for fiscal 2007 decreased $626,000 (4.1%) from fiscal 2006. Net income for fiscal 2007 increased $240,000, (65.6%) from fiscal 2006. We consider 2007 another successful year for Butler National. We continue our efforts to improve the profitability in the delivery of high-value "Classic Aviation" products.

We expensed $1,946,000, 13% of our sales, on product development. We feel this expenditure for the design and development engineering, testing, and certification of new products may stabilize our long-term revenues and enhance our profits.

Fiscal 2007 Avionics sales were $3,538,000, an increase of $644,000 (22.2%) from fiscal 2006. This increase is directly related to sales of defense products. Fiscal 2007 Avionics operating profits were $287,000, a decrease of $6,000 (2.0%) from fiscal 2006. This decrease is related to additional costs for materials, material spoilages, labor requirements, and rework labor associated with a major lower margin "build-to-print" contract. Further additional costs from this contract may be experienced on this contract in fiscal 2008. We expect that some of the TSD products currently in service will be returned for inspection and recertification during fiscal 2008 and 2009.

Fiscal 2007 sales for Aircraft Modifications were $6,697,000, a decrease of $884,000 (11.7%) from fiscal 2006. Fiscal 2007 RVSM sales decreased $553,000 and modification service sales decreased $331,000 from fiscal 2006. After considering the lower sales, fiscal 2007 operating loss for Aircraft Modifications was $227,000, an improvement of $76,000 (25.1%) from fiscal 2006. Sales and profits may have been more improved for fiscal 2007 if some of the orders in excess of $300,000 could have been delivered by the fiscal year end. These will be reflected in the first quarter of FY 2008.

We believe we will sell and install approximately 25 to 50 Lear 20 & 30 series RVSM kits during the next two years. In addition to the RVSM sales, we expect to experience some increase in our base modification sales. As the economy grows, aircraft owners may elect to update, modify, and purchase business aircraft. A shift to business aircraft ownership from commercial airline travel would positively impact our aircraft modification revenues.

As of July 2, 2007, our backlog is in excess of $11.8 million. This backlog reflects our product development efforts and the related potential results. Our challenge is to ship the backlog and further take advantage of these new products. However, because of our major investment in product development required to continue these new products, we may not always maintain smooth and continuous quarterly profits.

We are moving confidently into 2008 and believe we are well positioned for the future as we focus on serving the needs of our customers and enhancing shareholder value," commented Clark D. Stewart, President of the Company.

Our Business:

Butler National Corporation operates in the Aerospace and Services business segments. The Aerospace segment focuses on the manufacturing of support systems for "Classic" commercial and military aircraft including the Butler National TSD for Boeing 737 and 747 Classic aircraft, switching equipment for Boeing/Douglas Aircraft, weapon control systems for Boeing Helicopter and performance enhancement structural modifications for Learjet, Cessna, Dassault and Raytheon business aircraft. Services include electronic monitoring of water pumping stations, temporary employee services, Indian gaming services and administrative management services.

Forward-Looking Information:

The information set forth above may include "forward-looking" information as outlined in the Private Securities Litigation Reform Act of 1995. The Cautionary Statements and Risk Factors, filed by the Company as Exhibit 99 to the Company's Annual Report on Form 10-K and Section 1A of Form 10-K, are incorporated herein by reference and investors are specifically referred to such Cautionary Statements and Risk Factors for discussion of factors, which could affect the Company's operations, and forward-looking statements contained herein.

FOR MORE INFORMATION, CONTACT:
Craig D. Stewart, Investor Relations Butler National Corporation 19920 W. 161st Street Olathe, KS 66062 Jim Drewitz, Public Relations jdrewitz@comcast.net		Ph (214) 663-5833 Fax (913) 780-5088 Ph (972) 355-6070

THE WORLDWIDE WEB: Please review www.butlernational.com for pictures of our products and details about Butler National Corporation and its subsidiaries.